Exhibit 10.6
GAS PURCHASE AGREEMENT
CONTRACT #5389
THIS AGREEMENT, MADE THIS 14th day of September, 2005 by and between CGAS Exploration, Inc., a(n) Ohio corporation located at 300 Capital Street, Suite 700, Charleston, WV 25301 hereinafter called “Seller”, and Exelon Energy Company, a Delaware corporation, with headquarters located at 2315 Enterprise Drive, Westchester, IL 60154, hereinafter called “Exelon”.
WITNESSETH:
WHEREAS, Seller has developed a supply of natural gas (“Gas”) available for sale on the pipeline system of The Dominion East Ohio Gas Company (“DEO”) from the meters enumerated and described on Exhibit “A” attached hereto, which may be amended from time to time by mutual agreement, all of which are made a part hereof by reference; and
WHEREAS, Seller is the owner of such Gas or is the authorized agent for the owner or owners of such Gas and therefore has the authority to contract for the sale of such Gas; and
WHEREAS, Seller desires to sell and agrees to sell, for itself and those owners for which it is the authorized selling agent, and to deliver to Exelon, at the Delivery Point hereinafter specified, Gas produced from the meters described on Exhibit “A”, hereinafter referred to as “the Meters”; and
WHEREAS, Exelon is willing to purchase from the Seller the Gas produced from the Meters on a best-efforts basis for resale to its end use customers at the rates and subject to the terms, conditions, and limitations herein provided.
NOW THEREFORE, in consideration of their mutual promises contained herein the parties agree as follows:
1.	AGREEMENT.

Subject to terms and conditions herein contained, Exelon shall buy the Gas delivered to it by Seller at the Delivery Point. Seller shall deliver and sell to Exelon all the Gas owned, produced or purchased by Seller from the Meters, excepting only such quantity as the Seller may require for leasehold operations on said premises and such quantity as may be reserved to the landowners by virtue of the underlying oil and gas lease(s).

2.	TERM.

This Agreement shall commence with the DEO November 2005 production period and continue through the DEO March 2007 production period. Thereafter, this Agreement shall continue on a month-to-month basis unless terminated by either party upon forty-five (45) days advance written notice of termination. For purposes of termination notices, it shall be assumed that the production period commences on the first calendar day of the month. Subject to the other provisions hereof, delivery of Gas shall begin as soon as DEO accepts deliveries from the Meters.

3.	PRICE.

Subject to the other terms and provisions of this Agreement, Exelon shall pay Seller a monthly market price based upon the monthly Nymex futures contract settlement plus ninety-four cents ($0.94) per enhanced MCF (as adjusted by DEO pursuant to the Production Enhancement Agreement for locally produced gas), for the Gas delivered to the DEO Delivery Point(s) inclusive of all gathering, metering, and production costs incurred to deliver Seller’s Gas to the Delivery Point(s). Seller may request the conversion from a Monthly Nymex price to a Fixed Price for increments of 10,000 mcf per month for any forward month or combination of months through the contract term at any time prior to 11:30 a.m. Eastern Standard Time, five (5) business days prior to the monthly Nymex contract settlement day. This conversion shall not be effective until confirmed by an authorized Exelon representative. In the event the actual metered production falls short of the converted Fixed Price volume by more than 10%, Exelon may, at its option, recover from Seller any expenses incurred as a result of the under production.

4.	CONNECTION TO THE DELIVERY POINT.

For purposes of this Agreement, “Delivery Point(s)” shall be the point of interconnection between Seller’s gathering facilities and DEO’s gathering and/or transmission facilities. Seller shall be responsible for any and all costs and facilities necessary to deliver Gas from the Meters to the “Delivery Point(s)” including gathering and pipeline costs, if any, meters, appurtenant fixtures, gathering lines and fittings, compression costs, and any other equipment located prior to or necessary for the connection to the Delivery Point(s). Exelon shall designate the account(s) on the DEO system that will receive Gas at the Delivery Point(s) including Exelon’s pools and industrial end-use accounts.

5.	VOLUME.

Seller shall sell to Exelon and Exelon shall use its best efforts to purchase all of the Gas produced from the Meters identified in Exhibit “A” attached hereto and made a part hereof, except with respect to Gas used or sold to satisfy Seller’s obligations to landowners arising out of the underlying oil and gas leases and Gas used in leasehold operations. Seller estimates of the aggregate volume from the Meters identified in Exhibit “A” to be approximately 150,000 enhanced Mcf per DEO-28 day production period. At Exeion’s request, Seller agrees to notify Exelon within five (5) days of any material (i.e. greater than 10% variance of the current production period vs. the prior production period) change in the monthly estimate or the average daily production rate. Seller understands that such information is vital in Exelon’s management of its DEO pools and end use accounts. Failure of Seller to provide such information on a timely basis to Exelon shall provide Exelon with the right to assess any charges upon Seller, as reasonably determined by Exelon, to result from Seller’s failure to comply with these notification provisions.

6.	SPECIFICATIONS.

All Gas delivered hereunder must conform to DEO’s specifications in regard to quality, heating value and all other operational standards and requirements including all requirements for production receipt points and gas delivery under transportation tariffs and pooling agreements of DEO which are incorporated herein by reference, as the same may be amended or modified from time to time.

7.	STATEMENTS AND PAYMENT.

The volumes of Gas delivered pursuant hereto shall be determined by the measurement procedures used by DEO, as the same may be amended or modified from time to time, with volumes produced from the Meters identified in Exhibit “A” to be dedicated to Exelon’s account by Seller. Within two business days of the receipt of actual metered volumes from DEO, Exelon shall render to Seller a statement showing the quantity of Gas delivered from Wells during the most recent DEO production period for which DEO has provided final Gas Delivery Statements. On the last day of each month or the first business day thereafter, Exelon shall remit to Seller the amounts due for the volumes of Gas delivered pursuant to this Agreement for the applicable DEO production period. (For example: Gas Delivery Statements for the DEO April production period (received from DEO on or around May 25th) will be provided by Exelon to Seller via email on or around May 27th and payment rendered on or around May 31st via wire transfer or ACH payment.) Unless otherwise specifically agreed, Exelon shall make a deduction from the amounts due Seller for the Ohio Oil & Gas Energy Education Program (OOGEEP) assessment which is currently set by OOGEEP at one-tenth of one cent ($0.001) per mcf. Exelon will remit these funds to OOGEEP on a timely basis. Seller represents that all stations included on Exhibit A are participating in the DEO Production Enhancement Program and authorizes Exelon to make a deduction from the amounts due hereunder at the rates as specified by DEO and The Ohio Oil & Gas Association (OOGA). Exelon agrees to remit the funds to OOGA or its agent in a timely manner.

Any payments made by Exelon to Seller on the basis of such statements shall, to the extent of the amount of such payment, constitute full acquittance to Exelon for the purchase price of the Gas purchased under this agreement and Exelon shall be under no obligation to see that proper allocation is made by Seller. In the event Gas volumes credited by DEO are subsequently adjusted, payment or credit for such adjustments shall be included in the next scheduled payment. No retroactive adjustment shall be made for any period beyond twelve (12) months from the date a discrepancy occurred. In the event Seller disputes the volume reported by DEO, Seller and Exelon agree to cooperate in providing necessary information to DEO to attempt to resolve such dispute. In any event, Exelon shall pay to Seller the amount not in dispute pending resolution of the dispute. The obligation to make payment or refunds hereunder shall survive the termination or cancellation of this Agreement.

8.	TITLE, WARRANTY AND INDEMNITY.

Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Exelon at the Delivery Point(s). Exelon shall have responsibility for and assume any liability with respect to said Gas after its delivery to Exelon at the Delivery Point(s).

Seller warrants that it has the right to convey, or has due authorization to sell on behalf of others, and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Exelon, free and clear of all liens, encumbrances and claims whatsoever. In the event any claim related to this provision is asserted against Exelon at any time with respect to any of the Gas sold hereunder, Exelon may withhold payment arising from the sale of Gas under this Agreement in the amount of such claim or the amount attributable to the Meters in dispute, without interest, until such claim has been finally determined or until Seller has provided a bond or other surety acceptable to Exelon.

Seller agrees to indemnify Exelon and save it harmless from all losses, liabilities or claims including attorneys’ fees and costs of court (“Claims”) from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Exelon. Exelon agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Exelon.

Notwithstanding the other provisions of this Section 8, as between Seller and Exelon, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 6, SPECIFICATIONS.

9.	TAXES.

Seller shall pay, or cause to be paid, all production, severance, ad valorem or other taxes levied or imposed on the Gas delivered prior to the Delivery Point. Exelon shall pay, or cause to be paid, all taxes levied on the Gas after the Delivery Point. If a party is required to remit or pay taxes, which are the other party’s responsibility hereunder, the party responsible for such taxes shall promptly reimburse the other party for such taxes. Any party entitled to an exemption from any such taxes or charges shall furnish the other party any necessary documentation thereof.

10.	FORCE MAJEURE.

No failure or delay in performance, whether in whole or in part, by either Exelon or Seller, shall be deemed to be a breach hereof when such failure or delay is occasioned by or due to any act of God, strike, lockout, or other industrial disturbance, act of public enemy, sabotage, war (whether or not an actual declaration is made thereof), blockage, insurrection, riot, epidemic, landslide, lightning, earthquake, flood, storm, fire, washout, arrest and restraint of ruler or people, civil disturbance, explosion, breakage or accident to machinery or line of pipe, lack of pipeline capacity, repair, maintenance, improvement, replacement or alteration to any transmission facility, delay in transportation, temporary failure of Gas supply, freezing of the well or delivery facility, well blowout, cratering, partial or entire failure of the gas Well(s) and the act of any court or governmental authority, or any other cause, whether of the kind enumerated or otherwise, not within the control of the party claiming suspension and the affected party gives written notice and reasonably full particulars to the other party and uses reasonable diligence to again put itself in a position to carry out all of its obligations. Exelon shall not be relieved of its obligation to make payment for Gas delivered hereunder. The force majeure condition shall be remedied so far as practicable with reasonable dispatch. If at some future date there is a change in any law, rule or regulation and, by such change, a governmental certificate or authorization is required or Exelon is prevented, prohibited or frustrated from carrying out the terms of this Agreement in the manner contemplated hereunder, this Agreement, at the sole discretion of Exelon, may be canceled.

11.	NOTICES.

Any notice, request, statement or payment provided for in this Agreement shall be in writing, shall be deemed to have been sufficiently given for all purposes hereof if sent by telegram or if mailed by certified or registered mail, postage prepaid, and shall be directed to the address of each of the parties hereto as follows:

Exelon:	Ohio Gas Supply Manager
Exelon Energy Company
470 Olde Worthington Road
Suite 375
Westerville, OH 43082
Telephone: 614-797-4369
Facsimile: 614-797-4380
E-mail: connie.slocum@exelonenergy.com

SELLER:	CGAS Exploration, Inc.
200 Capital Street, Suite 300
Charleston, WV 25301
Attn: Ken Mariani
Telephone: 304-343-5505
Facsimile: 304-343-5525
E-mail: krnariani@enervestop.com
or to such other address as the parties shall designate in writing from time to time. A notice sent by facsimile transmission shall be deemed received at the time the sending party receives confirmation of successful transmission.

12.	ASSIGNMENT.

All of the covenants, conditions and obligations of this Agreement shall extend to and be binding upon the successors and assigns respectively of the parties hereto. Seller shall not assign its rights or obligations under this Agreement without the prior written consent of Exelon, which consent shall not be unreasonably withheld.

13.	COMPLETE AGREEMENT.

This Agreement and Exhibit “A” attached hereto, constitute the full and complete agreement between the parties hereto and any amendment, modification or change must be reduced to writing and executed by both parties.

14.	SEVERABILITY.

Any provision, article or section declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the parties, or deemed unlawful because of statutory change, will not otherwise affect the lawful obligations that arise under this Agreement. In the event any provision of this Agreement is declared invalid, the parties shall promptly negotiate to restore this Agreement as nearly as possible to its original intent.

15.	CONFIDENTIALITY.

Neither party shall disclose the terms of any transaction to a third party (other than such Party’s and its affiliate’s employees, lenders, counsel, accountants or counterparts) except in order to comply with any applicable law, order, regulation or exchange rule; provided, however, that each party shall notify the other party in writing of any proceedings of which it is aware that may result in disclosure, and the party subject to such proceeding shall use reasonable efforts to prevent or limit such disclosure. The parties shall be entitled to all remedies at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.

16.	CHOICE OF LAW.

This Agreement will be governed by and construed in accordance with the laws of the State of Ohio.

17.	REPRESENTATIONS.

Each party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement. Each person who executes this Agreement on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.
AGREED TO AND ACCEPTED this 14th day of September, 2005.

Witness		EXELON ENERGY COMPANY

/s/ Connie J. Slocum		By:	/s/ Don L.Williams

Name:	Connie J. Slocum	Name:	Don L. Williams
		Title	: Director Sales - Ohio

Witness		CGAS EXPLORATION INC

/s/ Kimberly A. George		By:	/s/ Ken Mariani

Name:	Kimberly A. George	Name	: Ken Mariani
		Title	: Executive Vice president - Exploration

EXHIBIT “A”
Attached to and forming a part of the Agreement dated September 14, 2005.
DEO Meter Numbers

3906	B293	E652	H403
4527	C116	E796	H442
5018	C167	E808	H476
5184	C203	E828	H484
5288	C225	E951	H485
5368	C232	E974	H507
5459	C238	E985	H510
5477	C244	E989	H553
5557	C274	F018	H559
6583	C314	F044	H569
6594	C357	F090	H573
6634	C376	F092	H592
6724	C437	F199	H795
6730	C457	F301	J060
6825	C476	F316	J218
6831	C507	F374	J551
A205	C527	F383	J552
A232	C530	F397	J618
A238	C554	F643	J631
A241	C620	G023	J851
A261	C716	G061	K438
A262	C748	G084	K478
A271	C749	G225	K538
A272	C765	G228	K644
A273	C795	G233	K649
A278	C844	G274	K650
A378	C885	G378	K652
A348	C887	G379	K730
A545	D051	G387	K733
A602	D102	G471	K965
A605	D269	G568	R002
A614	D270	G601	R003
A641	D287	G602	R130
A647	D318	G604	R131
A746	D564	G614	R132
A754	D567	G648	R147
A769	D651	G710	R148
A795	D689	G724	R225
A897	D808	G763	R352
B150	D817	G766	R364
B174	E281	H018	R375
B189	E404	H021	R441
B201	E500	H090
B206	E549	H094
B211	E642	H199
B218	E651	H309
B225